PRESS RELEASE

Innospec REPORTS SECOND QUARTER FINANCIAL RESULTS

Second Quarter EPS $0.08 vs. Loss of $(8.46) A Year Ago

Second Quarter EBITDA $19.8 million vs. $6.2m A Year Ago

Newark, Del. -- July 26, 2006 -- Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter and six months ended June 30, 2006.

Net income for the second quarter was $1.0 million, or $0.08 per diluted share, compared with a net loss of $(104.8) million, or $(8.46) per diluted share, in the corresponding period a year ago. Included in the results are goodwill impairment, a restructuring charge and prepaid disposal costs, which totaled $10.2 million, or $0.80 per diluted share, compared with $114.0 million, or $9.20 per diluted share, in last year's second quarter. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) was $19.8 million, more than three times the EBITDA in the same quarter last year. EBITDA is a non-GAAP financial measure that is defined and reconciled with GAAP results in the notes and schedules below.

"These results underscore the dramatic transformation in Innospec over the past year," said Paul Jennings, President and Chief Executive Officer. "The combination of a very strong performance in Fuel Specialties and significantly reduced corporate costs enabled us to achieve a more than three fold increase in EBITDA for the second quarter -- despite continued declines in our Octane Additives business. This represents a key inflection point in the ongoing evolution of the Company."

For the first six months of 2006, net income was $1.6 million, or $0.12 per diluted share, compared with a net loss of $(107.2) million, or $(8.65) per diluted share, in last year's first half. EBITDA was $43.9 million in this year's first half, compared with $31.8 million a year earlier.

In the Fuel Specialties segment, operating income for the second quarter was $10.9 million, more than double operating income of $5.2 million a year ago. The segment's net sales were $62.8 million, up 20% from last year's second quarter. By region, sales increased 18.8% in the Americas, 136.8% in the Asia-Pacific region, and 5.7% in Europe, the Middle East and Africa.

Mr. Jennings commented, "Fuel Specialties, which now accounts for more than half of the Company's total sales and operating income, benefited in the quarter from its market-leading 'Legal Diesel' product offerings, which are helping customers comply with the phase-in this year of new U.S. regulations mandating much lower sulfur content in diesel fuel. In addition, our Asian business continues to generate significant growth -- from a much smaller base -- as our innovative fuel additives and excellent customer service help us win new accounts."

In Performance Chemicals, net sales of $28.5 million were up 6% from last year's second quarter. Aroma Fine Chemicals and Finetex, which serve the detergent and personal care markets and account for approximately 50% of the segment's sales, both delivered sales increases of more than 10% for the quarter. However, higher raw material costs, in part due to increased oil prices, affected profitability at Aroma Fine Chemicals. Overall, the segment's operating income was slightly below breakeven, an improvement over last year's result.

The Octane Additives segment, as expected, reported substantial declines in sales and operating income, partly reflecting the exit of a large customer from the market in 2005. Sales for the quarter were $21.6 million, down 54% from a year ago, while operating income was $8.1 million, also off 54%.

"Sequentially, we expect stronger performances from both Performance Chemicals and Octane Additives in the second half of 2006," Mr. Jennings noted. "Profitability at Performance Chemicals should benefit from recent price increases. In Octane Additives, changes in the timing of shipments have reduced sales so far this year, but should boost our results for the second half. We continue to manage the long-term decline in Octane Additives strategically to optimize cash flows as global demand decreases."

Corporate costs for the quarter were $4.7 million, down 36% from $7.3 million a year ago, reflecting the relocation of the Company's headquarters and the streamlining of its management structure. Results for the quarter also include a non-cash charge of $7.7 million for goodwill impairment in Octane Additives, a restructuring charge of $2.1 million and a $0.4 million charge related to the expected disposal of a property later in 2006.

Strategic highlights during the quarter included Innospec's announcement of significant investments to expand production capacity in both Fuel Specialties and Performance Chemicals. At its Aroma Fine Chemicals plant in the UK, capacity to produce Lilestralis® will be increased by 15%. In Fuel Specialties, Innospec is adding up to 50% to its Ferrocene production capacity at its plant in Herne, Germany.

Mr. Jennings concluded, "Based on first-half results, it now appears that Fuel Specialties' performance for the full year will be at or slightly above the top end of our previous range of expectations. We have made remarkable progress over the past year in repositioning the Company for sustained profitable growth in our chosen specialty chemicals markets. Most of these markets have above-average growth rates, and we have strong market shares and high margins based on our leadership positions. With our solid balance sheet and recently expanded credit facilities, we also have the flexibility to consider strategic acquisitions to supplement our growth in the years ahead."

During the first half of 2006, the Company raised its semi-annual dividend to $0.08 per share, a 14% increase. Innospec also repurchased 418,000 shares of common stock for $10.2 million during the first half of the year.

Conference Call and Webcast

Innospec management will host a conference call to discuss this announcement on Thursday, July 27, 2006 at 9:00 a.m. ET. The call can be accessed by dialing 800-406-5345 (U.S. and Canada) or 913-981-5571 (international), with the presentation being available via a simultaneous webcast on the company's website at www.innospecinc.com. The webcast and audio replay will be available from 12:00 p.m. ET on July 27 through 11:59 p.m. ET on August 3, 2006. The replay can be accessed by calling 888-203-1112 (U.S. and Canada) or 719-457-0820 (international). The access code for the replay is 9146974. A replay of the webcast can also be accessed from the Company's website and will be available for 30 days following the call.

Use of Non-GAAP Financial Measures

The information presented in this presentation includes financial measures that are not calculated or presented in accordance with generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company. Excluded items include charges for interest, income taxes, amortization, depreciation and impairment of business goodwill. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided in the financial tables contained herein in the appendix to the earnings release dated July 26, 2006. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company's underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company's operations. While the Company believes that such measures are useful in evaluating the Company's performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA to GAAP net income in Schedule 2B below.

About Innospec Inc.

Innospec Inc. is an international specialty chemical company with almost 1,000 employees in 23 countries. Innospec divides its operations into three distinct business areas: Fuel Specialties, Performance Chemicals, and Octane Additives. Together, the three businesses manufacture and supply a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specialises in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Performance Chemicals business includes a range of companies that manufacture performance chemicals used in the manufacture of such items as personal care products, household detergents and crop protection chemicals as well as in the plastics, paper, metal plating and oil industries. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead. The management team has a clear strategy in place to ensure the Company maximizes shareholder value from product supply while monitoring and reducing production in line with global demand.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements which address operating performance, events or developments that we expect or anticipate will occur in the future. Although such statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on forward-looking statements, which are subject to certain risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Risks, assumptions and uncertainties include, without limitation, changes in the terms of trading with significant customers or gain or loss thereof, the effects of changing government regulations and economic and market conditions, competition and changes in demand and business and legal risks inherent in non-U.S. activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, government investigations, material fines or other penalties resulting from the Company's voluntary disclosure to the Office of Foreign Assets Control of the U.S. Department of the Treasury and other risks, uncertainties and assumptions identified in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and those identified in the Company's other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Mark Harrop

RF|Binder Partners

+1-212-994-7533

Mark.Harrop@RFBinder.com

Schedule 1A

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30		Six Months Ended June 30

	2006	2005	2006	2005
	(millions of dollars except per share data)

Net sales	$112.9	$125.8	$230.8	$259.2
Cost of goods sold	(71.9)	(80.0)	(144.3)	(163.2)
Gross profit	41.0	45.8	86.5	96.0

Selling, general and admin.	(21.0)	(24.9)	(42.1)	(50.7)
Research and development	(2.7)	(3.0)	(5.2)	(6.0)
Restructuring charge	(2.1)	(12.1)	(3.0)	(14.5)
Amortization of intangible assets	(3.2)	(3.1)	(6.3)	(6.3)
Impairment of Octane Additives business goodwill	(7.7)	(101.9)	(19.0)	(116.7)
Prepaid disposal costs	(0.4)	-	(0.4)	-
	(37.1)	(145.0)	(76.0)	(194.2)
Operating income / (loss)	3.9	(99.2)	10.5	(98.2)
Other net income / (expense)	1.6	(3.0)	1.7	0.3
Interest expense (net)	(2.0)	(1.9)	(3.4)	(3.6)
Income / (loss) before income taxes	3.5	(104.1)	8.8	(101.5)
Income taxes	(2.5)	(0.7)	(7.2)	(5.5)
Income / (loss) from continuing operations	1.0	(104.8)	1.6	(107.0)
Discontinued operations, net of tax	-	-	-	(0.2)
Net income / (loss)	$1.0	$(104.8)	$1.6	$(107.2)

Earnings / (loss) per share Basic	$0.08	$(8.46)	$0.13	$(8.65)
Diluted	$0.08	$(8.46)	$0.12	$(8.65)

Weighted average shares Basic	12,191	12,389	12,260	12,387
Outstanding in thousands Diluted	12,794	12,389	12,830	12,387

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS
ANALYSIS OF BUSINESS UNIT RESULTS
	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
	(millions of dollars)

Net sales
Fuel Specialties	$62.8	$52.2	$128.5	$111.2
Performance Chemicals	28.5	26.8	56.0	54.3
Octane Additives	21.6	46.8	46.3	93.7
Total	112.9	125.8	230.8	259.2

Gross profit
Fuel Specialties	24.0	18.1	48.9	38.0
Performance Chemicals	3.9	3.9	9.3	9.2
Octane Additives	13.1	23.8	28.3	48.8
Total	41.0	45.8	86.5	96.0

Operating income
Fuel Specialties	10.9	5.2	23.6	12.4
Performance Chemicals	(0.2)	(0.3)	1.6	1.3
Octane Additives	8.1	17.7	18.3	36.7
FAS 87 pension (charge)	-	(0.5)	-	(0.9)
Corporate costs	(4.7)	(7.3)	(10.6)	(16.5)
Total	14.1	14.8	32.9	33.0

Restructuring charge	(2.1)	(12.1)	(3.0)	(14.5)
Impairment of Octane Additives business goodwill	(7.7)	(101.9)	(19.0)	(116.7)
Prepaid disposal costs	(0.4)	-	(0.4)	-
Operating income	$3.9	$(99.2)	$10.5	$(98.2)

Schedule 2B
NON GAAP MEASURES
	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
	(millions of dollars except per share data)

Net income (loss)	$1.0	$(104.8)	$1.6	$(107.2)
Interest expense (net)	2.0	1.9	3.4	3.6
Income taxes	2.5	0.7	7.2	5.5
Depreciation and amortization	6.6	6.5	12.7	13.2
Impairment of Octane Additives business goodwill	7.7	101.9	19.0	116.7
EBITDA	19.8	6.2	43.9	31.8

Fuel Specialties	11.6	6.0	25.0	14.1
Performance Chemicals	1.6	1.4	4.7	4.6
Octane Additives	11.3	20.9	24.7	43.1
Corporate	(4.7)	(22.1)	(10.5)	(30.0)

EBITDA	$19.8	$6.2	$43.9	$31.8

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
	June 30 2006	December 31 2005
Assets	(millions of dollars)
Current assets
Cash and cash equivalents	$65.8	$68.9
Restricted cash*	2.3	4.3
Accounts receivable, less allowance	75.0	64.8
of $2.8 (2005 - $2.2)
Inventories	114.4	96.5
Prepaid expenses	6.1	5.3
Total current assets	263.6	239.8

Net property, plant and equipment	65.7	67.3
Goodwill	181.5	200.4
Intangible assets	36.7	43.0
Prepaid pension cost	114.5	113.0
Deferred finance costs	2.0	2.1
Other assets	-	9.7
	$664.0	$675.3
Liabilities and Stockholders' Equity
Short term borrowings	$28.4	$14.5
Current portion of plant closure provisions	7.0	10.1
Current portion of deferred income	2.0	2.0
Accounts payable	48.3	54.5
Accrued expenses	48.2	59.4
Other current liabilities	7.3	-
Total current liabilities	141.2	140.5
Plant closure provisions (net of current portion)	21.7	21.0
Deferred income taxes	42.1	41.9
Deferred income (net of current portion)	1.9	2.9
Long-term debt	119.0	130.1
Other liabilities	23.0	24.2
Minority interest	0.2	0.3
Total Stockholders' Equity	314.9	314.4
	$664.0	$675.3

*As part of the consideration for Aroma Fine Chemicals the Company issued the vendors with GBP2.5m ($4.5m) of loan notes. Under the terms of the agreement the loan notes have been secured by an equal amount of restricted cash in escrow. One tranche of GBP1.25m ($2.2m) has been paid in January 2006 and one tranche of GBP1.25m ($2.3m) remains to be paid in September 2006.

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six Months Ended June 30
	2006	2005
	(millions of dollars)
Cash Flows from Operating Activities

Net income / (loss)	$1.6	$(107.2)
Adjustments to reconcile net income / (loss) to cash provided by operating activities:
Depreciation and amortization	13.1	13.7
Impairment of Octane Additives business goodwill	19.0	116.7
Deferred income taxes	0.4	(1.8)
Prepaid disposal costs	0.4	-
Changes in working capital	(41.7)	(20.4)
Income taxes and other current liabilities	12.3	(14.3)
Movement in plant closure provisions	(2.5)	1.9
Movement in pension prepayment	(1.5)	4.3
Stock option compensation charge	0.8	-
Movements in other non-current liabilities	(1.2)	2.7
Other	-	0.8
Net cash provided by / (used in) operating activities	0.7	(3.6)

Cash Flows from Investing Activities

Capital expenditures	(2.2)	(5.1)
Business combinations, net of cash acquired	-	(21.8)
(Loss) on disposal	(0.2)	-
Disposal of unconsolidated investment	2.6	-
Other	0.1	-
Net cash provided by / (used in) investing activities	0.3	(26.9)

Cash Flows from Financing Activities

Net increase in borrowings	5.1	20.9
Increase in deferred finance costs	(0.3)	-
Dividends paid	(1.0)	(0.9)
Issue of treasury stock	1.4	1.1
Repurchase of common stock	(9.7)	(1.5)
Minority interest	0.1	0.1
Net cash (used in) / provided by financing activities	(4.4)	19.7
Effect of exchange rate changes on cash	0.3	5.5
Net change in cash and cash equivalents	(3.1)	(5.3)
Cash and cash equivalents at beginning of period	68.9	33.3
Cash and cash equivalents at end of period	$65.8	$28.0

Amortization of deferred finance costs of $0.4m for the six months to June 30, 2006 and 2005 are included in depreciation and amortization in the cash flow statement but in interest in the income statement.